Exhibit 6.14

SECURED PROMISSORY NOTE

San Diego, California

Borrower:	To The Stars Academy of Arts and Science Inc.,	Lender:	Thomas M. DeLonge
a Delaware public benefit corporation
	315 S. Coast Hwy 101, Ste U38	Effective Date:	August 16, 2018
	Encinitas, CA 92024	Rate:	8.58%
Principal Amount:	Up to $495,000	Term:	17 months

Line of Credit. This Secured Promissory Note (“Note”) is a revolving business line of credit for a Principal Amount of up to four hundred ninety- fine thousand dollars ($495,000). The Borrower may from time to time request draws from Lender as needed, for a total outstanding balance, exclusive of any unpaid accrued interest, not to exceed the Principal Amount.

Promise to Pay. For value received and subject to the terms and conditions set forth herein, Borrower promises to pay Lender the amount actually borrowed up to the Principal Amount plus any accrued and unpaid interest at the rate of 8.58 % per annum, payable in monthly installment payments (as described below) with the outstanding balance of all principal plus any accrued unpaid interest due on or before December 31, 2019 (“Maturity Date”). Unless otherwise agreed or required by applicable law, the monthly payments will be applied first to any accrued unpaid interest, then to the principal balance outstanding. Borrower will pay the Lender in lawful money of the United States at Lender’s address written above or at such other place as Lender may designate in writing. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

Monthly Payment. The required monthly minimum payment due from Borrower to Lender is as follows: 3% of the prior month-end outstanding principal balance borrowed from Lender, plus the accrued monthly interest thereon. The monthly interest is to be calculated based on the daily average of the prior month’s principal balance outstanding multiplied by the monthly interest rate of 0.715% (based on the 8.58% annual rate). This Monthly Payment is due on or before the last day of the following month-end. If any monthly installment or any part thereof is not paid ten (10) days after it is due, the undersigned shall pay a sum equal to fifty dollars ($50.00) to the holder of this Note as damages for the time the money is withheld, plus administrative costs reasonably related to collecting and accounting for the installment. The undersigned understands and acknowledges that actual damages will be extremely difficult and impracticable to ascertain in the event that any monthly installment or any part thereof is not paid when due.

Security. Repayment of this Note is secured by the Intellectual Property Rights associated with the brand assets owned or controlled by Borrower or its wholly-owned subsidiary, To The Stars, Inc. (“TTS”) and listed on Exhibit A and duly authorized by TTS as provided Exhibit B, each exhibit attached hereto and incorporated herein by this reference. For purposes of this Note, “Intellectual Property Rights” means the registered and unregistered trademarks (including the goodwill associated therewith), copyrights, and other intellectual property rights, proprietary rights, moral rights, rights of publicity and likeness, and other analogous rights entitled to statutory, common law or other legal protection, whether registered or unregistered, that arise out of or are associated with or may be created or exist under the laws of any jurisdiction throughout the world, and including without limitation trade secrets, business methods processes, know-how patents, databases and data collections.

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California Civil Code 2924. This Note may be subject to the provisions of California Civil Code 2924 (notice regarding final payment on balloon payment loan) which provides, in part that at least 90 days but not more than 150 days prior to the due date of the final payment on a loan, the Lender shall deliver or mail by first class mail, with a certificate of mailing obtained from the United States Postal Service, to the Borrower at the last known address of that person, a written notice shall include all of the following:

1.	A statement of the name and address of the person to whom the final payment is required to be paid.
2.	The date on or before which the final payment is required to be paid.
3.	The amount of the final payment, or if the exact amount is unknown, a good faith estimate thereof, including unpaid principal, interest and any other charges, such amount to be determined assuming timely payment in full of all scheduled installments coming due between the date the notice is prepared and the date when the final payment is due.

Default. Each of the following shall constitute a “Default” to the Lender under this Note: 1) Borrower fails to make any payment when due; 2) in the event the Borrower no longer has ownership or control of the Intellectual Property Rights provided as Security under this Note; 3) Borrower incurs or Lender learns Borrower is about to incur any new indebtedness secured by the Intellectual Property Rights; 4) Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note; and 5) the Borrower files for bankruptcy.

Remedies. In the event of any Default described above, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due and payable in cash and Lender will be entitled to reimbursement of reasonable costs and expenses related to collection of all amounts owing in connection therewith. Should interest not be paid as required in the Monthly Payment, it shall thereafter bear like interest as the principle, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principle at the maximum rate permitted by law.

Further Assurances. The parties hereto agree to do all things deemed necessary in order to fully document the loan evidenced by this Note and further agree to assist in the cure of any defects in the execution, delivery or substance of the Note, and in the creation and perfection of any liens, security interests or other collateral rights securing the Note.

Miscellaneous. This Agreement 1) shall be governed by and construed in accordance with the laws of the state of California without giving effect to its conflicts or choice of law principles, 2) may not be amended except in a written instrument signed by both parties, 3) may be executed by original or facsimile, pdf or other electronically transmitted signature, and in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument, 4) may not be waived except in writing, and 5) represents the complete and final understanding of the parties with respect to the subject matter hereof (and supersedes any prior discussions, understandings or agreements with respect to such subject matter), and no failure to enforce any specific provision hereof shall constitute a continuing waiver of such provision or of any other provision hereof at a future time or in a different circumstance. This Note may not be assigned by either party unless consented to in writing by both parties.

(signature page follows)

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In witness whereof, the undersigned have executed this Note effective as of the Effective Date.

BORROWER:

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware public benefit corporation

By:	/s/ James Semivan

Name:	James Semivan
Title:	Vice President, Operations

LENDER:

/s/ Thomas M. DeLonge
Thomas M. DeLonge

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EXHIBIT A

Intellectual Property Rights

Lonely Astronaut
Love Movie
Poet Anderson
Monsters of California
Sekret Machines (fiction series)
Sekret Machines: Gods, Man & War (non-fiction series)
Strange Times

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EXHIBIT B

TTS Authorization and Consent

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